As of August 31st 2014
Fund	Name of Person	Ownership % of Series

Columbia Marsico Growth Fund	LPL Financial	26.39%

As of March 1st 2014

Fund	Name of Person	Ownership% of Series

Columbia Mid Cap Index Fund	Merrill Lynch Pierce Fenner & Smith Inc For the Sole Benefit of its Customer	27.49%
Columbia Marsico International Opportunities Fund	Merrill Lynch Pierce Fenner & Smith Inc For the Sole Benefit of its Customer	48.37%
Columbia Marsico Focused Equities Fund	Raymond James FBO Omnibus for Mutual Funds	28.04%
Columbia Multi-Advisor International Equity Fund	American Enterprise Investment Services	28.59%
Columbia Overseas Value Fund	Columbia LifeGoal Balanced Growth Portfolio	83.96%